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To the best of my knowledge and belief, I certify that the following Exhibit 3(a) constitutes a fair and accurate English translation of the original German document.

Dated: August 14, 2002	/s/ Charles N. Charnas Charles N. Charnas Managing Director and Chief Financial Officer

Exhibit 3(a)

Articles of Association

§ 1

(1)
The name of the company is Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH.

(2)
The Company is headquartered in Böblingen.

§ 2

(1)
The object of the Company is to manage its own assets and the acquisition, management and sale of shares in other companies and the execution of all legal transactions and measures in connection herewith.

(2)
The Company can acquire the same or similar companies within and outside the country, obtain shares in such or open branch offices.

§ 3

The share capital of the Company is EUR 25,000.

§ 4

(1)
The Company shall have one or more managing directors.

(2)
One managing director shall represent the enterprise acting alone as long such person is the sole managing director. If the Enterprise has more than one managing director, it shall either be represented by two managing directors acting together or by one managing director acting together with a Prokurist.

(3)
The shareholder may assign all or single managing directors the right to represent the Company acting alone and/or exempt them from the restrictions set out in § 181 of the German Civil Code.

(4)
The shareholder shall be entitled to give business instructions to make transactions contingent upon its prior consent.

(5)
The managing directors are entitled to act on behalf of the Company until it is registered in the Commercial Register (as a company existing prior to registration) if the assets of the Company are not reduced to a level below that of the share capital as a result thereof.

§ 5

The business year is the calendar year.

§ 6

(1)
Statutory provisions shall apply to the drafting and auditing of the financial statements and the annual report.

(2)
The shareholder shall decide on the use of the profit.

§ 7

The shareholder shall only have a claim to the annual profit if the Shareholders' Meeting issues a resolution to such effect on a partial or complete distribution of profit.

§ 8

The Company may only publish notices in the Federal Gazette (Bundesanzeiger).

§ 9

The costs of founding the Company (notarization fees, court costs) shall be born by the shareholder to an amount of approximately DM 1,500.

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  Exhibit 3(a)
Articles of Association
§ 1
§ 2
§ 3
§ 4
§ 5
§ 6
§ 7
§ 8
§ 9